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                                                                     Exhibit 8.1


                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019

R. Bruce Easter Jr., Esq.
NEXTLINK Communications, Inc.
500 108th Avenue N.E., Suite 2200
Bellevue, Washington  98004

         Re: NEXTLINK Communications, Inc. Registration Statement on Form S-4

Dear Mr. Easter,

We have acted as counsel to NEXTLINK Communications, Inc., a Delaware corporation ("NEXTLINK"), in connection with the proposed merger (the "Merger") of WNP Communications, Inc., a Delaware corporation ("WNP") with and into PCO Acquisition Corp., a Delaware corporation ("PCO Acquisition"), pursuant to the terms of the Agreement and Plan of Merger dated as of January 14, 1999 (the "Merger Agreement") by and among NEXTLINK, PCO Acquisition, and WNP, each as described in the Registration Statement on Form S-4 to be filed by NEXTLINK with the Securities and Exchange Commission today (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below, including certain written representations, certifications and covenants of NEXTLINK. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. Further, we assume that the amount of NEXTLINK stock to be placed in escrow pursuant to Section 8.3 of the Merger Agreement and Exhibit D thereof, "Form of Escrow Agreement," will constitute less than 50% of the total amount NEXTLINK stock received by exchanging WNP stockholders. Additionally, we have been advised by NEXTLINK that the terms of such escrow shall entitle the holders of such escrowed NEXTLINK shares both (i) to receive and distribute any and all non-liquidating cash dividends payable in respect of such escrowed shares and (ii) to exercise any and all voting and consensual rights relating to such escrowed shares (to the extent not inconsistent with the terms of the escrow).

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R. Bruce Easter Jr., Esq.
April 19, 1999
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Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax Consequences," except as otherwise indicated, expresses our opinion as to the material federal income tax consequences applicable to holders of WNP common and preferred stock. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to any reference to Willkie Farr & Gallagher under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


Very truly yours,


/s/Willkie Farr & Gallagher